Exhibit 99.1


[GRAPHIC OMITTED]

           American Telecom Services Launches Pay N' Talk(TM) Through
                       the Largest Retailer in the World

    Initial shipments of new DECT 6.0 phones to select stores commences in Q2

CITY OF INDUSTRY, Calif., May 2, 2007 /PRNewswire-FirstCall/ -- American Telecom Services, Inc. (Amex: TES - News), a leader in the "Convergence of Voice Communications", today announced that the largest retailer in the world has now launched a Pay N' Talk(TM) program in select stores featuring a new line of DECT
6.0 Interference Free, multi-handset phones enhanced by a calling rate of 3.9 cents per minute within the United States and Puerto Rico and, for the first time, also available to 195 cities in Mexico.

Bruce Hahn, Chief Executive Officer of American Telecom Services commented, "During the last 12 months, we have created a major retail distribution network and a powerful marketing program to support the bundling of Pay N Talk prepaid long distance with interference free telephones. This new launch expands our target audience to one of the fastest growing demographic segments in the United States by offering one of the lowest rates in the U.S. for calling to Mexico."

For the first time ATS will launch a Visa gift card program in the package with select products and in select channels. The Visa gift card offering will be an incentive to activating the consumer's Pay N' Talk service and purchasing Pay N' Talk minutes.

"Our new Visa gift card promotion is expected to support our ongoing growth and to contribute to lower customer acquisition costs," continued Mr. Hahn. "This program will be used in lieu of rebates in certain channels and we will also utilize this concept with new select products in certain channels where we do use rebate programs in order to generate product awareness and meaningful service activations during our initial launch periods. While we continue to use rebates tied to activations in many channels, the Pay N' Talk-Visa program will give us a new, valuable tool for enhancing sell through and creating new recurring service revenue. We will continue to put major emphasis on our recurring revenue programs and will use programs such as these to increase the consumer's motivation to use our services as we are doing in this new Pay N' Talk launch, in select stores, through the largest retailer in the world."


About American Telecom Services

American Telecom Services gives consumers "Good Reasons to Pick up the Phone." The company offers the only home phones that are bundled with Pay N' Talk prepaid residential long-distance services powered by IDT Telecom (patent pending) and is the only provider of DigitalClear(TM) Internet phones that include a built in adapter and router built right into the base of the phones (patent-pending); Just "Plug In & Save!" The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using SunRocket or Lingo Internet phone service. For consumers who do not presently have high speed service at home, all DigitalClear products also include a high speed Internet offer from Broadband National, creating a "One Box Solution" to be sold at retail. The company's products are available nationally at more than 15,000 retail locations. More company and product information is available at www.atsphone.com

 For American Telecom Services:

    Adam Somer
    Co-President
    678-636-4384
    adam.somer@atsphone.com

    Brett Maas, Principal (Investor Relations)
    Hayden Communications
    646-536-7331
    brett@haydenir.com



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